Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR AUGUST

Dallas, Texas, August 3, 2012 – Sabine Royalty Trust (NYSE: SBR) today declared a cash distribution to the holders of its units of beneficial interest of $0.33762 per unit, payable on August 29, 2012, to unit holders of record on August 15, 2012. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for May 2012 and the gas production for April 2012. Preliminary production volumes are approximately 38,467 barrels of oil and 761,607 Mcf of gas. Preliminary average prices are approximately $86.46 per barrel of oil and $2.61 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	38,467	761,607	$86.46	$2.61
Prior Month	34,240	991,265	$94.88	$2.56

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of July, approximately $941,000 of revenue received will be posted in the following month of August in addition to normal receipts during August. Since the close of business in July and prior to this press release, approximately $272,000 in revenue has been received.

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Contact: Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free Number: 1.800.365.6541